Exhibit (a)(22)

AMENDMENT NO. 21
TO THE
DECLARATION OF TRUST
OF
GOLDMAN SACHS TRUST

     This AMENDMENT NO. 21 to the AGREEMENT AND DECLARATION OF TRUST (the “Declaration”) as amended, dated the 28th day of January, 1997 of Goldman Sachs Trust (the “Trust”) is made by the Trustees named below as of January 29, 2003:

     RESOLVED, that the terminations of the Goldman Sachs Global Consumer Growth Fund, Goldman Sachs Global Financial Services Fund, Goldman Sachs Global Health Sciences Fund, Goldman Sachs Global Infrastructure and Resources Fund and Goldman Sachs Global Technology Fund, be, and they hereby are, ratified, confirmed and approved;

     FURTHER RESOLVED, that the Agreement and Declaration of Trust be amended for the purpose of abolishing and terminating the Goldman Sachs Global Consumer Growth Fund, Goldman Sachs Global Financial Services Fund, Goldman Sachs Global Health Sciences Fund, Goldman Sachs Global Infrastructure and Resources Fund and Goldman Sachs Global Technology Fund; and

     FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.

/s/Ashok N. Bakhru
Ashok N. Bakhru
as Trustee and not individually

/s/Gary D. Black
Gary D. Black
as Trustee and not individually

/s/Patrick T. Harker
Patrick T. Harker
as Trustee and not individually

/s/Mary P. McPherson
Mary P. McPherson
as Trustee and not individually

/s/James McNamara
James McNamara
as Trustee and not individually

/s/Wilma J. Smelcer
Wilma J. Smelcer
as Trustee and not individually

/s/Richard P. Strubel
Richard P. Strubel
as Trustee and not individually

/s/Alan A. Shuch
Alan A. Shuch
as Trustee and not individually

/s/Kaysie P. Uniacke
Kaysie P. Uniacke
as Trustee and not individually